Exhibit 99.2

April 2, 2007

Kevin Davis
420 East Lana Ct.
Draper, UT  84020

Dear Mr. Davis,

We are pleased to offer to you the position of Interim Chief Financial Officer at Nevada Chemicals, Inc. (NCI), a premier supplier of cyanide products for the gold mining industry through CYANCO Company.  The beginning date of your employment will be April 16, 2007.

This position is responsible for managing all aspects of the finances of NCI, including accounting and other administrative services.  You will report directly to the CEO/President of NCI.  You will direct the annual budget and planning process, prepare the SEC filings, and manage other administrative matters.  Employment is contingent upon satisfactory completion of a medical examination, background check and execution of a confidentiality agreement.

We believe that your background, energy and enthusiasm will help NCI grow and enjoy many more years as the premier cyanide supplier to the mining industry.  It is our goal to continue to grow the business profitably.

The starting salary for this position will be $110,000 annually, payable bi-weekly.  You are also eligible for a target incentive bonus in 2007 of 12.5% of your annual base salary, to be based on goals and objectives mutually defined by you and the CEO.

You will receive a sign-on bonus of $10,000 payable on the first payroll immediately following your start date with NCI.  If you voluntarily terminate your employment with NCI or if you are terminated for cause (i.e. insubordination, gross misconduct, performance), within one (1) year of your start date, you will be required to refund the company the prorated amount of the sign-on bonus received.  You will also be eligible for a salary review in 2008 in connection with NCI’s annual review and evaluation process.  You will be eligible for fifteen (15) days of annual vacation.  For the year 2007, you will receive 12 days of paid vacation.

A 401(k) savings plan is available, wherein after one year of employment, NCI matches 100% of your contributions, up to six percent (6%) of base salary.  However, there may be other limitations and restrictions on the maximum total contribution.

The Company has an approved stock option program and you will be eligible to be considered for awards at the discretion of the NCI Board of Directors.

You will be eligible to participate in NCI’s benefits programs, which will be explained to you during your new employee orientation.  As per our discussion, NCI will cover the health care premiums assessed to you or your family.  You will be responsible for the co-pay portion.  There are no agreements or understandings with respect to the employment except as expressly referenced herein.  This agreement supersedes all prior discussions and negotiations with respect to the employment.  This job offer is limited to the terms and conditions contained herein; and it may be amended only in writing signed by an authorized representative of the Company.

Employment at NCI, its subsidiaries and affiliates is At-Will.  The Company reserves the right to change any of these policies, services or benefits at any time with or without notice.  Likewise, as an At-Will employee, either the Company or the At-Will employee can terminate the employment relationship at any time, for any or no reason, with or without notice.

We look forward to a very successful future for NCI and believe that you will be an integral element in that success.  You are joining a talented team with NCI/CYANCO, and we have every confidence that this team will further enhance its position as a premier cyanide supplier to the gold mining industry.

Please confirm your acceptance of this offer at your earliest convenience, but no later than April 9, 2007, and let us know if you have any questions in the interim.  All elements of this offer, as well as prior and subsequent discussions of the conditions of employment are confidential and privileged.

Best regards,

/s/ John T. Day
John T. Day
President and CEO
Nevada Chemicals, Inc.

Accepted this 9th day of April, 2007 by:

/s/ Kevin Davis
Kevin Davis